Exhibit 10.II
FY09 Executive Incentive Plan
1.	Purpose: The FY09 Executive Incentive Plan (the“FY09 Plan”) is designed to reward key management employees for achieving certain financial and business objectives.

2.	Plan Period: The FY09 Plan covers the period from October 4, 2008 through October 2, 2009.

3.	Eligibility: This program applies to the Chief Executive Officer and his direct reporting senior executives. Other key employees may be added based upon the recommendation of the Chief Executive Officer and subsequent approval of the Compensation Committee. Those employees not covered by this plan may be eligible for other programs established by Skyworks.

4.	Incentive Targets: Participants are eligible to earn a percentage of their base salary for attaining certain performance objectives. Nominal, target and stretch incentive awards have been established as follows (shown as a percentage of the participant’s base salary):

	Incentive	Incentive	Incentive
Name	At Nominal	At Target	At Stretch
CEO	50%	100%	200%
CFO, VP Sales, Business Unit General Managers, VP Ops	30%	60%	120%
Other VPs	25%	50%	100%
Special Participants	20%	40%	80%

5.	FY09 Metrics: The performance metrics for FY09 are as follows:

1st Half Financial (2nd Half TBD)

Metric	Nominal	Target	Stretch
Revenue ($M)	Redacted	Redacted	Redacted
Gross Margin %	Redacted	Redacted	Redacted
Operating Income %	Redacted	Redacted	Redacted
Inventory Turns	Redacted	Redacted	Redacted
BU Revenue ($M)	Redacted	Redacted	Redacted
BU Operating Income %	Redacted	Redacted	Redacted
1st Half Customer Satisfaction (2nd Half TBD)

Metric	Weight	Nominal	Target	Stretch
On-Time Delivery[1]	50%	Redacted	Redacted	Redacted
Returned Material $ Reduction[2]	50%	Redacted	Redacted	Redacted

[1]	CRSD (customer request ship dates — excluding Hubs).

[2]	Reductions based on trend performance over 16 quarters and 1st half revenue of $REDACTED
Performance periods are semi-annual. The individual metrics above are for normal operations and any extraordinary events and/or charges will be brought to the Compensation Committee for review and approval. Metrics will be weighted based on performance for the first and second half of FY09 as follows:

				Inventory	Customer	BU	BU
Executive	Revenue	GM%	OI%	Turns	Satisfaction	Revenue	OI%
Redacted	n/a	30%	n/a	10%	10%	30%	20%
Redacted	30%	n/a	20%	10%	10%	30%	n/a
Redacted	20%	40%	20%	10%	10%	n/a	n/a
Redacted	30%	20%	n/a	10%	10%	n/a	30%
Redacted	20%	20%	40%	10%	10%	n/a	n/a
FY09 EIP

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6.	How the Plan Works: Upon completion of the first six months of the Fiscal Year, the Chief Executive Officer will provide the Compensation Committee with recommendations for incentive award payments to the named participants of the plan. The Committee will review the recommendations and approve the actual amount to be paid to each participant. The Committee will rely upon the CEO for the appropriate distribution of the authorized incentive pool. The same process will occur for the 2nd 6 months of the Fiscal Year. All incentive award payments under the FY09 Plan, if earned, will be paid by March 15th of the calendar year following the end of the fiscal year in which the performance occurs.

7.	Administration: Actual performance between the Nominal and Target metrics will be paid on a linear sliding scale beginning at the Nominal percentage and moving up to the Target percentage. The same linear scale will apply for performance between Target and Stretch metrics. In order to fund the incentive plans and insure the overall Company’s financial performance, the following terms apply.
•	No incentive award will be paid unless the Company meets its Nominal operating income goal after accounting for any incentive award payments.

•	Payout for the first six month performance period will be capped at 80% of earnings with 20% being held back until the end of the fiscal year based on sustained performance.

•	Incentive payments will be processed in a timely manner at the completion of each six month performance period. Skyworks’ CEO, subject to approval by the Compensation Committee, retains discretion to award below nominal or above stretch and to modify all individual incentive payments to ensure equitable distribution of incentives; such modifications may include, but are not limited to, the delivery of equity or similar instruments in lieu of cash payments.

•	Any payout shall be conditioned upon the Participant’s employment by the Company on the date of payment; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a participant’s termination of employment, retirement, death or disability.
8.	Taxes: All awards are subject to federal, state, local and social security taxes. Payments under this Plan will not affect the base salary, which is used as the basis for Skyworks’ benefits program.

9.	Amendments: The Company reserves the right to amend or terminate the FY09 Plan at any time in its sole discretion.
FY09 EIP

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